Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 MEF of our reports dated March 15, 2012, with respect to our audits of the consolidated balance sheets of Procera Networks, Inc., as of December 31, 2011 and 2010 and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2011 and the effectiveness of internal control over financial reporting of Procera Networks, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PMB Helin Donovan, LLP

PMB Helin Donovan, LLP

San Francisco, CA

April 19, 2012